As filed with the Securities and Exchange Commission on March 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yum China Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-2421743
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7100 Corporate Drive Plano, Texas 75024 United States of America	Yum China Building 20 Tian Yao Qiao Road Shanghai 200030 People’s Republic of China

(469) 980-2898

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Chan

Chief Legal Officer

Yum China Holdings, Inc.

7100 Corporate Drive Plano, Texas 75024

(469) 980-2898

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lindsey A. Smith

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Stock, par value $0.01 per share	2,100,000 shares	$60.01	$126,021,000	$13,748.90

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the registrant.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low reported per share sales prices of the registrant’s Common Stock on the New York Stock Exchange on February 24, 2021.

(3)

Pursuant to Rule 457(p) under the Securities Act, the registrant is carrying forward $10,615 of unused filing fees previously paid by it in connection with unsold securities registered pursuant to Registration Statement No. 333-223274 filed by the registrant on February 27, 2018.

PROSPECTUS

Yum China Holdings, Inc.

The 2,100,000 shares of common stock, par value $0.01 per share, covered by this prospectus may be acquired by participants in the Yum China Holdings, Inc. Long Term Incentive Plan (the “Plan”) upon the exercise of certain options to purchase shares of common stock of Yum China Holdings, Inc. (“Yum China”), the exercise of certain stock appreciation rights with respect to such common stock and upon vesting of certain awards issued pursuant to the Plan. All awards are subject to the terms of the Plan and the applicable award agreement. Any proceeds received by Yum China from the exercise of stock options covered by the Plan will be used for general corporate purposes.

Yum China’s common stock is listed on the New York Stock Exchange under the symbol “YUMC” and on The Stock Exchange of Hong Kong Limited under the symbol “9987.”

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2021.

Presentation of Information

References to “Yum China” mean Yum China Holdings, Inc. and references to the “Company,” “we,” “us,” and “our” mean Yum China and its subsidiaries.

“U.S. dollars”, “$” or “US$” refers to the legal currency of the United States, and “RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China (the “PRC” or “China”).

The KFC, Pizza Hut, Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza brands are collectively referred to as the “brands” or “concepts”. The terms “brands” and “concepts” are used interchangeably and “restaurants,” “stores” and “units” are used interchangeably.

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PROSPECTUS SUMMARY

The following is a summary of certain material information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. To better understand the Company’s business and financial position, you should carefully review this entire prospectus and the documents incorporated by reference herein.

Our Company

Yum China is the largest restaurant company in China in terms of 2020 system sales. We had $8.3 billion of revenue in 2020 and over 10,500 restaurants as of December 31, 2020. Our growing restaurant network consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza.

We have the exclusive right to operate and sublicense the KFC, Pizza Hut and, subject to achieving certain agreed-upon milestones, Taco Bell brands, in China, excluding Hong Kong, Macau and Taiwan. We own the intellectual property of the Little Sheep, Huang Ji Huang, COFFii & JOY and East Dawning concepts outright. KFC was the first major global restaurant brand to enter China in 1987. With more than 30 years of operations, we have developed extensive operating experience in the China market. We have since grown to become the largest restaurant company in China in terms of 2020 system sales, with 10,506 restaurants covering over 1,500 cities primarily in China as of December 31, 2020. We believe that there is significant opportunity to expand within China, and we intend to focus our efforts on increasing our geographic footprint in both existing and new cities.

As of December 31, 2020, we owned and operated approximately 84% of our restaurants. Franchisees contribute to our revenues on an ongoing basis through the payment of royalties based on a percentage of sales.

Corporate Information

Yum China was incorporated in Delaware on April 1, 2016. The Company separated from Yum! Brands, Inc. (“YUM”) on October 31, 2016 (the “separation”), becoming an independent, publicly traded company as a result of a pro rata distribution (the “distribution”) of all outstanding shares of Yum China common stock to shareholders of YUM. On October 31, 2016, YUM’s shareholders of record as of 5:00 p.m. Eastern Time on October 19, 2016 received one share of Yum China common stock for every one share of YUM common stock held as of the record date. Common stock of Yum China began trading “regular way” under the ticker symbol “YUMC” on the New York Stock Exchange (“NYSE”) on November 1, 2016. On September 10, 2020, the Company completed its secondary listing on the Main Board of the Hong Kong Stock Exchange (“HKEX”) under the stock code “9987”, in connection with a global offering of shares of its common stock.

The Company’s U.S. office is located at 7100 Corporate Drive, Plano, Texas, 75024, which carries on the key book-keeping, record-keeping and day-to-day management functions of the holding company. The Company’s operational headquarters is located at Yum China Building, 20 Tian Yao Qiao Road, Shanghai, 200030, People’s Republic of China. Our telephone number is 1-469-980-2898.

The Company maintains an internet site at www.yumchina.com. The Company’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this prospectus.

THE OFFERING

Securities Offered	2,100,000 shares of common stock.

Use of Proceeds	The Company intends to use any proceeds received by it from the exercise of stock options covered by the Yum China Holdings, Inc. Long Term Incentive Plan for general corporate purposes.

Listing	Yum China’s common stock is listed on the NYSE under the symbol “YUMC” and on the HKEX under the symbol “9987.”

RISK FACTORS

An investment in our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus. See “Where You Can Find More Information” elsewhere in this prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations. If any of these risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan,” “could,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” “model,” “continue,” “ongoing” or other similar terminology. Forward-looking statements are based on our current expectations, estimates, assumptions or projections concerning future results or events, including, without limitation, statements regarding our strategies to expand our restaurant network and restaurant portfolio, our strategies to improve store performance and develop new sources of revenue, plans to invest in technology and high-quality assets, plans to enhance digital and delivery capabilities, franchise development, logistics and supply chain management, anticipated effects of population and macroeconomic trends and the expected impact of the COVID-19 outbreaks. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results and events to differ materially from those indicated by those forward-looking statements. We cannot assure you that any of our expectations, estimates, assumptions or projections will be achieved. Factors that could cause actual results and events to differ materially from our expectations, estimates, assumptions or projections include (i) the risks and uncertainties described in the “Risk Factors” section included in our most recent Annual Report on Form 10-K as the same may be modified by any subsequent reports filed with the U.S. Securities and Exchange Commission and (ii) the factors described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. You should not place undue reliance on forward-looking statements, which speak only as of the date made. We disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.

USE OF PROCEEDS

Any proceeds received by Yum China from the exercise of Yum China stock options covered by the Yum China Holdings, Inc. Long Term Incentive Plan will be used for general corporate purposes.

PLAN OF DISTRIBUTION

In connection with the separation, outstanding awards granted under YUM’s equity compensation programs (whether held by YUM or Yum China employees or other participants) were converted into adjusted awards based on shares of YUM common stock, shares of Yum China common stock or both. Those adjusted awards that represent the right to acquire Yum China common stock, which are referred to as “Converted Awards,” were granted by Yum China under the Yum China Holdings, Inc. Long Term Incentive Plan, in accordance with the terms of the employee matters agreement that Yum China entered into with YUM in connection with the separation. The registration statement of which this prospectus forms a part covers shares of Yum China common stock issued pursuant to Converted Awards that were granted to individuals who, at the time of the distribution, were not employed by or serving on the board of directors of YUM. The registration statement does not cover any shares of Yum China common stock issued pursuant to Converted Awards that were granted to any individuals who, upon completion of the distribution, were employed by or serving on the board of directors of either YUM or Yum China, or any other awards that Yum China has granted or may grant under the Yum China Holdings, Inc. Long Term Incentive Plan following the separation and distribution.

The Company expects that the expenses related to this offering will be approximately $53,748.90.

YUM CHINA HOLDINGS, INC. LONG TERM INCENTIVE PLAN

The Company adopted, and YUM in its then capacity as the Company’s sole stockholder approved, the Yum China Holdings, Inc. Long Term Incentive Plan (the “Plan”). The Plan became effective as of October 31, 2016 and will continue in effect until terminated by our board of directors; provided, however, that no new awards may be granted under the Plan on or after October 31, 2026.

Purpose

The purposes of the Plan are to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; (iv) align the interests of participants with those of our stockholders; and (v) issue awards pursuant to and in accordance with the employee matters agreement that Yum China entered into with YUM in connection with the separation (the “EMA”). To accomplish these purposes, the Plan authorizes awards of stock options in the form of incentive stock options (“ISOs”) and non-qualified stock options (“NQOs”), stock appreciation rights (“SARs”), “Full Value Awards” (including restricted stock, restricted stock units, performance shares and performance units) and cash incentive awards, each as described below. The Plan also provides for the grant of awards with respect to our common stock as provided in the EMA (“EMA Awards”).

Eligibility

Any officers, directors or other employees of Yum China or one of our subsidiaries, consultants, independent contractors or agents of Yum China or one of our subsidiaries, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Yum China or one of our subsidiaries (but effective no earlier than the date on which such individual begins to provide services to us or one of our subsidiaries), including in any case, our non-employee directors (“Outside Directors”), are eligible to participate in the Plan, as selected by the Committee (as described below). Upon receiving a grant of an award under the Plan, an eligible individual will be a “participant” in the Plan. EMA Awards were granted to those individuals who were entitled to them pursuant to the EMA, as described below.

Administration of the Plan

The Plan is administered by a “Committee” selected by our board of directors consisting of two or more non-employee members of the board of directors or, if no Committee selected or for any other reason determined by our board of directors, our board of directors may take any action under the Plan that would otherwise be the responsibility of the Committee. The compensation committee of our board of directors currently serves as the “Committee” under the Plan. For purposes of the Plan and subject to the terms and conditions of the Plan, the Committee has the authority and discretion to (a) select from among the eligible individuals those persons who shall receive awards under the Plan, (b) determine the time or times of receipt, (c) determine the types of awards and the number of shares covered by the awards, (d) establish the terms, conditions, performance criteria, restrictions and other provisions of such awards, and, subject to the terms and conditions of the Plan, cancel or suspend awards or accelerate the exercisability or vesting of any award, (e) to the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the awards in jurisdictions outside the United States, modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, (f) conclusively interpret the Plan, (g) establish, amend and rescind any rules and regulations relating to the Plan, (h) determine the terms and provisions of any award agreement made pursuant to the Plan and (i) make all other determinations that may be necessary or advisable for the administration of the Plan.

Except as prohibited by applicable law or as necessary to preserve exemptions under the securities laws, the Committee may delegate any of its duties under the Plan to such agents as it determines from time to time (which delegation may be revoked at any time).

Shares Available under the Plan

We have reserved for issuance under the Plan 45,000,000 shares of our common stock. Shares available under the Plan may be authorized but unissued or shares currently held or subsequently acquired by us as treasury shares (to the extent permitted by law), including shares purchased in the open market or in private transactions.

Each share of common stock delivered in respect of a Full Value Award is counted as covering two shares except that, in the case of restricted stock or restricted stock units delivered pursuant to EMA Awards, each share shall be counted as covering one share. To the extent any shares of stock covered by an award are not delivered to a participant or beneficiary because the award is forfeited or canceled, used to satisfy the applicable tax withholding obligation or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the Plan. If the exercise price of any stock option granted under the Plan is satisfied by tendering shares of our common stock (by either actual delivery or by attestation, including net exercise), only the number of shares of stock issued net of the shares tendered shall be deemed delivered for purposes of the Plan.

Other Share Limitations

The following limitations shall apply under the Plan: (a) the number of shares available for grants of ISOs under the Plan is equal to 45,000,000; (b) the maximum number of shares that may be covered by stock options or SARs granted to any one individual during any five calendar-year period shall be 9,000,000; and (c) no Outside Director may be granted during any calendar year an award or awards having a value determined on the grant date in excess of $1,500,000.

Adjustments

In the event of a change in corporate capitalization (such as a stock split or stock dividend), a corporate transaction (such as a reorganization, reclassification, merger or consolidation or separation), other changes in our corporate structure or a distribution to stockholders (other than a cash dividend that is not an extraordinary cash dividend) that affects our outstanding shares of common stock, the Committee shall make such equitable adjustments, as it determines are necessary and appropriate, in: (a) the number and type of shares (or other property) with respect to which awards may be granted under the Plan; (b) the number and type of shares (or other property) subject to outstanding awards; (c) the grant or exercise price with respect to outstanding awards; (d) the limitations on shares reserved for issuance under the Plan and the limitations on the number of shares (or dollar amount) that can be subject to awards granted to certain individuals or within a specified time period; and (e) the terms, conditions or restrictions of outstanding awards and/or award agreements.

Awards under the Plan

Generally

The Committee shall designate the participants to whom awards are to be granted and the type of awards to be granted and shall determine the number of shares of our common stock (or cash) subject to each award and the other terms and conditions thereof, not inconsistent with the Plan. Awards may be settled through the delivery of shares of our common stock, cash, the granting of replacement awards or a combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

Stock Options and SARs

The grant of a stock option under the Plan entitles the participant to purchase shares of our common stock at an exercise price and during a specified time established by the Committee. A stock option may be either an ISO or a NQO, as determined in the discretion of the Committee. An “ISO” is a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and may only be granted to employees of Yum China or our eligible subsidiaries. An “NQO” is a stock option that is not intended to be an ISO or does not satisfy the requirements to be an ISO. An SAR entitles the participant to receive, in cash or stock, value equal to (or otherwise based on) the excess of: (a) the fair market value of a specified number of shares of our common stock at the time of exercise over (b) an exercise price established by the Committee.

The “exercise price” of each stock option or SAR granted shall be established by the Committee or shall be determined by a method established by the Committee at the time the stock option or SAR is granted, except that the exercise price shall not be less than the fair market value of a share of stock on the date of grant (except in limited circumstances such as substitute awards in the context of a corporate transaction or the EMA Awards).

The exercise price of a stock option shall be payable in cash or by tendering (including by way of a net exercise), by either actual delivery of shares or by attestation, shares of stock acceptable to the Committee, and valued at fair market value as of the day of exercise, or in any combination thereof, as determined by the Committee or, if permitted by the Committee, by the participant irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the stock option and remit to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

In no event shall a stock option or SAR be exercisable later than the ten-year anniversary of the date on which the stock option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the stock is listed).

Except for either adjustments in connection with corporate transactions (discussed above) or reductions of the exercise price approved by our stockholders, the exercise price for any outstanding stock option or SAR may not be decreased after the date of grant nor may an outstanding stock option or SAR granted under the Plan be surrendered to us as consideration for the grant of a replacement stock option or SAR with a lower exercise price or a Full Value Award. Except as approved by our stockholders, in no event shall any stock option or SAR granted under the Plan be surrendered to us in consideration for a cash payment if, at the time of such surrender, the exercise price of the stock option or SAR is greater than the then current fair market value of a share of our common stock.

Full Value Awards

A “Full Value Award” is a grant of one or more shares of our common stock or a right to receive one or more shares of our common stock in the future (including restricted stock, restricted stock units, performance shares and performance units) that is contingent on continuing service, the achievement of performance objectives during a specified performance period or other restrictions as determined by the Committee. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. Full Value Awards made to employees may be subject to minimum vesting requirements depending on the terms and purposes of the awards.

Cash Incentive Awards

A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

EMA Awards

As of October 31, 2016, the Committee granted “EMA Awards” to each individual who was entitled to an award with respect to our common stock pursuant to the terms of the EMA or who was otherwise entitled to receive a share of our common stock pursuant to the EMA. All EMA Awards were made in accordance with the terms of the EMA. With respect to EMA Awards, the provisions of the EMA relating to such awards supersede any other Plan provisions.

The number of shares of our common stock subject to an EMA Award granted to an EMA participant, and, to the extent applicable, the exercise price of the EMA Award, was determined in accordance with the applicable provision of the EMA and is otherwise subject to the same terms and conditions (including vesting, settlement and termination) as applied to the corresponding YUM award to which the EMA Award related and is otherwise subject to the terms and conditions of the EMA. Any condition related to termination of a participant’s employment or service with YUM or its affiliates or related to a determination by the committee charged with administration of the YUM plans was based on an otherwise identical condition related to the termination of a participant’s employment or service with us and our subsidiaries or a determination by the Committee under the Plan, respectively, and as applicable.

Change in Control

Subject to the provisions relating to adjustments in the context of corporate transactions (described above) and except as otherwise provided in the Plan or the award agreement reflecting the applicable award, if a Change in Control (as defined in the Plan) occurs prior to the date on which an award is vested and prior to the participant’s separation from service and if the participant’s employment is involuntarily terminated by us or our subsidiaries (other than for cause) on or within two years following the Change in Control, then (a) all outstanding stock options and SARs (regardless of whether in tandem with a SAR or stock option, as applicable) shall become fully exercisable and (b) all Full Value Awards shall become fully vested and the Committee shall determine the extent to which performance conditions are met in accordance with the terms of the Plan and the applicable award agreement. A YUM Change of Control will be treated as a Change in Control under the Plan with respect to the vesting of EMA Awards held by YUM employees and former YUM employees.

Transferability

Unless otherwise determined by the Committee and expressly provided for in an award agreement, no award or any other benefit under the Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution.

Withholding

All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the participant, through the surrender of shares of stock which the participant already owns, or through the surrender of shares of stock to which the participant is otherwise entitled under the Plan. However, stock that has been held by the participant or stock to which the participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates of withholding that will not have a negative accounting impact).

Participants Outside the United States

The Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which we or any of our subsidiaries operates or has employees. The foregoing provisions may not be applied to increase the share limitations of the Plan or to otherwise change any provision of the Plan that would otherwise require the approval of our stockholders.

Restrictions, Misconduct and Recoupment

The Committee, in its discretion, may impose such restrictions on shares of stock acquired pursuant to the Plan, whether pursuant to the exercise of a stock option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, stock ownership by the participant, conformity with our recoupment, compensation recovery or clawback policies and such other factors as the Committee determines to be appropriate. Unless otherwise specified by the Committee, any awards under the Plan and any shares of stock issued pursuant to the Plan shall be subject to our recoupment, compensation recovery and clawback policies as in effect from time to time.

If the Committee determines that a present or former employee has (a) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company or our subsidiaries, (b) breached any contract with or violated any fiduciary obligation to the Company or our subsidiaries, or (c) engaged in any conduct which the Committee determines is injurious to us or our subsidiaries, the Committee may cause that employee to forfeit his or her outstanding awards under the Plan. This provision does not apply during any period where there is a potential Change in Control in effect or following a Change in Control.

Amendment and Termination of the Plan

Our board of directors may, at any time, amend or terminate the Plan (and the Committee may amend any award agreement). However, no amendment or termination of the Plan or amendment of any award agreement may, in the absence of written consent to the change by the affected participant or beneficiary, if applicable, adversely affect the rights of any participant or beneficiary under any award granted under the Plan prior to the date of such amendment or termination. Adjustments pursuant to corporate transactions and restructurings are not subject to the foregoing limitations. In addition, amendments to the provisions of the Plan that prohibit the repricing of stock options and SARs, amendments expanding the group of eligible individuals, or amendments increasing the aggregate number of shares reserved under the Plan, the shares that may be issued in the form of ISOs, the individual limits on awards and the limitations on awards to Outside Directors will not be effective unless approved by our stockholders. In addition, no amendment shall be made to the Plan without the approval of our stockholders if such approval is required by law or the rules of any stock exchange on which our common stock is listed.

U.S. Federal Income Tax Implications of the Plan

The discussion that follows is a summary, based on U.S. federal tax laws and regulations presently in effect, of some significant U.S. federal income tax considerations relating to awards under the Plan. The applicable laws and regulations are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Plan. This summary does not discuss state, local or foreign laws.

Stock Options.

The grant of a NQO will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise of a NQO in an amount equal to the excess of the fair market value of the shares of stock acquired over the exercise price for those shares of common stock. This summary does not address the tax treatment of ISOs since this registration statement of which this prospectus forms a part covers shares of Yum China common stock issued pursuant to Converted Awards that were granted to individuals who, at the time of the distribution, were not employed by or serving on the board of directors of YUM and does not cover any shares of Yum China common stock issued pursuant to Converted Awards that were granted to any individuals who, upon completion of the distribution, were employed by or serving on the board of directors of either YUM or Yum China, or any other awards granted under the Yum China Holdings, Inc. Long Term Incentive Plan following the separation.

SARs. A participant will not be deemed to have received any income upon the grant of a SAR. Generally, when a SAR is exercised, the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price will be taxable to a participant as ordinary income.

Full Value Awards. The U.S. federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of common stock depends on whether the shares are subject to a substantial risk of forfeiture (as determined under the Code) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time less the price paid, if any, for such shares. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of the shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions, less the price paid, if any, for such shares.

If the shares are forfeited before the restrictions lapse, the participant will not be entitled to any deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award. Participants will generally recognize ordinary income when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in settlement of such award, and such amount will be the tax basis for any shares received.

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation may deduct each year for U.S. federal income tax purpose with respect to the Company’s chief executive officer, chief financial officer and certain other current and former executive officers of the Company.

MATERIAL CHINA TAX CONSEQUENCES

The following is a summary of material Chinese income tax consequences of the ownership and disposition of our common stock. This summary is based on China Enterprise Income Tax Law (“EIT Law”), Implementation Regulations of China Enterprise Income Tax Law, Chinese Individual Income Tax Law, Implementation Regulations of Chinese Individual Income Tax Law, the Chinese State Taxation Administration (“STA”) Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (“Bulletin 7”), Bulletin on the Administrative Measures in respect of Individual Income Tax on Income arising from Equity Transfers, rulings and other administrative pronouncements issued by STA and judicial decisions, all as in effect on the date of this prospectus, and all of which are subject to differing interpretation and change at any time, possibly with retroactive effect. This summary applies only to holders of our common stock that are not residents of China. This summary is for general information only and is not tax advice. This summary does not address any tax considerations under laws other than Chinese income tax laws. The ownership and disposition of our common stock may be taxable under such other tax laws, and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

Treatment of the Company as a China Resident Enterprise

Under the EIT Law and its implementation rules, an enterprise established outside China with a “de facto management body” within China is considered a China resident enterprise for Chinese enterprise income tax purposes. The Company and each Company subsidiary that is organized outside of China intend to conduct their management functions in a manner that does not cause them to be China resident enterprises, including by carrying on their day-to-day management activities and maintaining their key assets and records, such as resolutions of their boards of directors and resolutions of stockholders, outside of China. As such, we do not believe that the Company or any of its non-Chinese subsidiaries should be considered a China resident enterprise for purposes of the EIT Law, and we believe that the Company and its non-Chinese subsidiaries should not be subject to Chinese enterprise income tax on that basis. However, given the uncertainty regarding the application of the EIT Law to the Company, its subsidiaries and their respective future operations, there can be no assurances that the Company or any of its non-Chinese subsidiaries will not be treated as a China resident enterprise now or in the future.

Chinese Tax Consequences of Distributions to Company Stockholders

No Chinese withholding tax should apply to dividends paid by the Company to non-Chinese stockholders, provided the Company is not considered to be a China resident enterprise.

If the Company is considered to be a China resident enterprise, dividends paid by the Company to non-Chinese stockholders will generally be subject to a withholding tax at a rate of 10%, or an individual income tax at a rate of 20% if the stockholder is an individual, unless otherwise reduced or exempted in accordance with an applicable income tax treaty. The Company will have primary responsibility for Chinese tax filings with respect to any such withholding taxes, and non-Chinese stockholders generally should not have any Chinese tax filing obligations in this regard provided that the Company satisfies its obligations as the tax withholding agent.

Chinese Tax Consequences to Stockholders of Dispositions of Company Shares

Gains derived from an indirect transfer of Chinese interests by a non-resident enterprise may be subject to Chinese enterprise income tax at a rate of 10%, if such arrangement does not have reasonable commercial purpose and the transferor avoids payment of Chinese enterprise income tax. The China indirect transfer rules do not apply to gains recognized by individual stockholders. However, in practice, there have been a few reported cases of individuals being taxed on the indirect transfer of Chinese interests, and the law could be changed so as to apply to individual stockholders, possibly with retroactive effect. In addition, the China Individual Income Tax Law and relevant regulations (“IITL”), revised effective January 1, 2019, impose general anti-avoidance tax rules (“GAAR”) on transactions conducted by individuals. As a result, if the China tax authority invokes the GAAR and deems that indirect transfers made by individual stockholders lack reasonable commercial purposes, any gains recognized on such transfers might be subject to individual income tax in China at the standard rate of 20%.

An exception to the Chinese enterprise income tax applies if (a) the selling non-resident enterprise recognizes the relevant gain by purchasing and selling equity of the same listed enterprise in the open market (the “listed enterprise exception”) or (b) the selling non-resident enterprise would have been exempted from income tax in China pursuant to applicable tax treaties or tax arrangements, if it had directly held and transferred such Chinese interests that were indirectly transferred. If shares of our common stock are not treated as acquired in an open market purchase, the listed enterprise exception will not be available. Similarly, if shares of our common stock are disposed of in transactions other than open market sales, such sales would not qualify for the listed enterprise exception. If the listed enterprise exception does not apply, non-individual stockholders may be subject to 10% Chinese enterprise income tax on any gains recognized, unless a treaty exception applies.

In addition to the listed enterprise exception, Company stockholders that are not individuals may be exempt from the Chinese enterprise income tax with respect to the sale of our common stock if they are tax resident in a country or region that has a tax treaty or arrangement with China that provides for a capital gains tax exemption and they qualify for that exemption.

Company stockholders that are not individuals and are not eligible for the listed enterprise exception or a treaty exemption may also be subject to Chinese tax filing obligations in respect of any such transactions. In addition, the buyers of such shares may also be subject to Chinese tax filing obligations in respect of any such transactions and may be required to withhold the Chinese capital gains tax payable by the seller for such shares.

Finally, as discussed above, in certain circumstances the Company may be treated as a China resident enterprise. If the Company is treated as a China resident enterprise, a non-individual holder of our common stock will generally be subject to Chinese capital gains tax at a tax rate of 10%, while an individual holder of our common stock may be subject to Chinese capital gains tax at a tax rate of 20%, as well as Chinese tax filing obligations, unless otherwise reduced or exempted in accordance with an applicable income tax treaty. In addition, a purchaser of our common stock in such a scenario may be required to withhold the Chinese capital gains tax payable by the seller for such common stock and comply with Chinese tax filing obligations.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL CHINESE INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF COMPANY COMMON STOCK UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF COMPANY COMMON STOCK TO THEM, INCLUDING THE APPLICATION AND EFFECT OF CHINESE TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock contained in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The summary is qualified in its entirety by reference to such documents, which you must read (along with the applicable provisions of the Delaware General Corporation Law (the “DGCL”)) for complete information on the Company’s capital stock.

General

Our authorized capital stock consists of 1,100,000,000 shares, of which 1,000,000,000 are shares of common stock, par value $0.01 per share, and 100,000,000 are shares of preferred stock, par value $0.01 per share. As of February 22, 2021, 420,407,023 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Each holder of Company common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors (the “Board”) out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to a ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board is authorized, subject to limitations prescribed by the DGCL, to issue up to 100,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. Our Board has the discretion, subject to limitations prescribed by the DGCL and by our Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

Provisions of DGCL, our Certificate of Incorporation and our Bylaws could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless: (a) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (c) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board will be not less than three nor more than 15 and that the exact number of directors will be fixed by resolution of a majority of our entire Board (assuming no vacancies). Any vacancies created on our Board resulting from any increase in the authorized number of directors or death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of our Board then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our Board will be appointed for a term expiring at the next election of directors and until his or her successor has been elected and qualified.

Special Meetings. Our Certificate of Incorporation provides that only our Board (or the chairman of our Board, our chief executive officer or our secretary with the concurrence of a majority of our Board) may call special meetings of our stockholders.

Stockholder Action by Written Consent. Our Certificate of Incorporation expressly eliminates the right of our stockholders to act by written consent. Accordingly, stockholder action must take place at the annual or a special meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board.

Proxy Access. In addition to advance notice procedures, our Bylaws also include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of our outstanding common stock for at least three consecutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors in office, subject to reduction in certain circumstances.

No Cumulative Voting. The DGCL provides that stockholders do not have the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Undesignated Preferred Stock. The authority that our Board possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Exclusive Forum

Our Certificate of Incorporation provides that, unless our Board otherwise determines, a state court of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, creditors or other constituents, any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws, or any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine. However, if such court dismisses any such action for lack of subject matter jurisdiction, the action may be brought in the U.S. federal court for the District of Delaware. Although the Company’s Certificate of Incorporation includes this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable.

Indemnification and Limitation of Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation includes such an exculpation provision.

Our Certificate of Incorporation includes provisions that require the Company to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the Company or while serving at the

Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Certificate of Incorporation also provides that the Company must, subject to certain conditions, advance reasonable expenses to its directors and officers. The Certificate of Incorporation expressly authorizes the Company to carry directors’ and officers’ insurance to protect the Company and its directors, officers, employees and agents from certain liabilities.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without the approval of the Company’s stockholders. The Company may use such additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Listing

Our common stock is listed on the NYSE under the symbol “YUMC” and on the HKEX under the symbol “9987.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common stock is Computershare Trust Company, N.A.. The Company has appointed Computershare Investor Services Limited to act as co-transfer agent to maintain the Hong Kong share register.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

•

the description of our common stock contained in our Information Statement, filed as Exhibit 99.1 to our Registration Statement on Form 10 (File No. 001-37762), filed with the SEC on October 6, 2016, including any amendment or report filed for the purpose of updating such description; and

•

all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of the offering of the securities described in this prospectus (other than any information deemed to have been “furnished” and not “filed” in accordance with SEC rules, including information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with copies of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or by telephone to (469) 980-2898. The documents may also be accessed on our website at www.yumchina.com. Information contained on our website or connected thereto is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.yumchina.com. Information contained on our website or connected thereto is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus. Information may also be obtained from us at Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, telephone (469) 980-2898.

You should rely only on the information contained in this prospectus or to which this prospectus has referred you. Yum China has not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

LEGAL MATTERS

The validity of the shares of common stock will be passed upon by Sidley Austin LLP on behalf of the Company.

EXPERTS

The consolidated financial statements of Yum China Holdings, Inc. (the “Company”) as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report, on the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that the Company acquired Suzhou KFC Co., Ltd. (“Suzhou KFC”) and Huang Ji Huang group (“Huang Ji Huang”) during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, the internal control over financial reporting of Suzhou KFC and Huang Ji Huang. Suzhou KFC’s total assets represented 1.4% of the Company’s total consolidated assets, excluding goodwill and net intangible assets which were included within the scope of assessment and total revenues of 2.1% of total consolidated revenues of the Company, as of and for the year ended December 31, 2020. Huang Ji Huang’s total assets represented 1.0% of the Company’s total consolidated assets, excluding goodwill and intangible assets which were included within the scope of assessment, and total revenues of less than 1.0% of total consolidated revenues of the Company, as of and for the year ended December 31, 2020. The audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Suzhou KFC and Huang Ji Huang.

The audit report, on the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020 also refers to a change to the method of accounting for leases in 2019.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the SEC registration fee.

Item	Amount
SEC registration fee	$13,748.90
Legal fees and expenses	$35,000.00
Printing expenses	$5,000.00
Total	$53,748.90

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation includes such an exculpation provision. The registrant’s amended and restated certificate of incorporation includes provisions that require the registrant to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the registrant or while serving at the registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The registrant’s amended and restated certificate of incorporation also provides that the registrant must, subject to certain conditions, advance reasonable expenses to its directors and officers. The registrant’s amended and restated certificate of incorporation expressly authorizes the registrant to carry directors’ and officers’ insurance to protect the registrant and its directors, officers, employees and agents from certain liabilities.

ITEM 16.	EXHIBITS.

Exhibit Number	Description of Exhibits

2.1†	Separation and Distribution Agreement, dated as of October 31, 2016, by and among Yum! Brands, Inc., Yum Restaurants Consulting (Shanghai) Company Limited and Yum China Holdings, Inc. (incorporated by reference to Exhibit 2.1 to Yum China Holdings, Inc.’s Current Report on Form 8-K filed on November 1, 2016).

4.1	Amended and Restated Certificate of Incorporation of Yum China Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Yum China Holdings, Inc.’s Current Report on Form 8-K filed on November 1, 2016).

4.2	Amended and Restated Bylaws of Yum China Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Yum China Holdings, Inc.’s Current Report on Form 8-K filed on November 1, 2016).

5.1*	Opinion of counsel of the Company.

23.1*	Consent of counsel of the Company (included in Exhibit 5.1 above).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page hereto).

*	Filed herewith.
†

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules and/or exhibits will be furnished to the Securities and Exchange Commission upon request.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, People’s Republic of China, on March 1, 2021.

YUM CHINA HOLDINGS, INC.

By:	/s/ Joey Wat
	Name:	Joey Wat
	Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Joey Wat, Andy Yeung and Joseph Chan, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey Wat	Chief Executive Officer and Director	March 1, 2021
Joey Wat	(principal executive officer)

/s/ Andy Yeung	Chief Financial Officer	March 1, 2021
Andy Yeung	(principal financial officer)

/s/ Xueling Lu	Controller	March 1, 2021
Xueling Lu	(controller and principal accounting officer)

/s/ Peter A. Bassi	Director	March 1, 2021
Peter A. Bassi

/s/ Christian L. Campbell	Director	March 1, 2021
Christian L. Campbell

/s/ Ed Yiu-Cheong Chan	Director	March 1, 2021
Ed Yiu-Cheong Chan

/s/ Edouard Ettedgui	Director	March 1, 2021
Edouard Ettedgui

/s/ Cyril Han	Director	March 1, 2021
Cyril Han

/s/ Louis T. Hsieh	Director	March 1, 2021
Louis T. Hsieh

/s/ Fred Hu	Director	March 1, 2021
Fred Hu

Signature	Title	Date

/s/ Ruby Lu	Director	March 1, 2021
Ruby Lu

/s/ Zili Shao	Director	March 1, 2021
Zili Shao

/s/ William Wang	Director	March 1, 2021
William Wang